Exhibit 23.4

W.D. VON GONTEN & CO.

July 1, 2025

LandBridge Company LLC

5555 San Felipe Street, Suite 1200

Houston, Texas, 77056

Subject: Consent to Be Named in Registration Statement

Ladies and Gentlemen:

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement of LandBridge Company LLC (the “Company”). We hereby further consent to (i) the use in such Registration Statement of information contained in our reports setting forth the estimates of oil, natural gas and NGL reserves of the Company as of December 31, 2023 and as of December 31, 2024 and (ii) the reference to us under the heading “Experts” in such Registration Statement.

Respectfully submitted,

W.D. VON GONTEN & CO.

/s/ W.D. Von Gonten, Jr.

W.D. Von Gonten, Jr.

President

Houston, Texas